UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2019

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

Based on information currently available as of the date of this Current Report on Form 8-K (this “Current Report”), Five Prime Therapeutics, Inc. (“FivePrime”) is reaffirming its financial guidance and anticipates ending 2019 with between $148 million and $153 million in cash, cash equivalents and marketable securities.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 10, 2019, FivePrime announced a corporate restructuring to extend its cash runway and ensure long-term sustainability. As part of the restructuring, FivePrime will reduce its workforce by approximately 70 positions across all functions at the company. Approximately 70% of the eliminations will occur by the end of 2019, with the remainder occurring in 2020. In addition, FivePrime is initiating activities to reduce its corporate facilities footprint by either subletting a significant portion of its current leased space or subletting its current building and relocating to smaller facilities.

In connection with the restructuring, FivePrime anticipates it will incur approximately $3 million of pre-tax charges for severance and other costs related to the restructuring, primarily in 2019. FivePrime is unable as of the date of this filing to make a good faith determination of an estimate of the (1) total amount or range of amounts expected to be incurred in connection with the major types of costs associated with this course of action (such as one-time termination benefits, contract termination costs and other associated costs) or (2) amount or range of amounts of the charge that will result in future cash expenditures. FivePrime will file an amended report on Form 8-K in connection with FivePrime’s determination of such estimates or range of estimates. FivePrime may incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring and will record these expenses in the appropriate period as they are determined. FivePrime expects the restructuring to be complete and the costs incurred and paid by the end of 2020.

Cautionary Note on Forward-looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on FivePrime’s expectations and assumptions as of the date of this Current Report. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this Current Report include statements about (i) the effect the restructuring will have on FivePrime’s expected cash runway; (ii) the timing of the presentation of data for FivePrime’s product candidates; (iii) the scope and timing of the restructuring; (iv) FivePrime’s plans to reduce its corporate facilities footprint; (v) the timing and scope of expected pre-tax charges for severance and other costs related to the restructuring; and (vi) FivePrime’s estimated cash, cash equivalents and marketable securities at the end of 2019. Other factors that may cause FivePrime’s actual results to differ from those expressed or implied in the forward-looking statements in this Current Report are discussed in FivePrime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, FivePrime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: October 10, 2019